CERTIFICATE
OF AMENDMENT

 OF

 CERTIFICATE OF
INCORPORATION

 OF

 NEW PLANET
RESOURCES, INC.

<PRE>
FIRST:   That Article I of the Certificate of Incorporation be and it hereby is amended to read as follows:

         RESOLVED, that the Certificate of Incorporation of New Planet Resources, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

         The name of the Corporation is Planet Resources, Inc.

SECOND: That the amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.
</PRE>
EXECUTED this 15th day of
July, 1999.

/s/A.W. Dugan
--------------------------------------------
A.W. Dugan, President and Majority Shareholder



/s/Jacque N. York
-----------------------------------------------------
Jacque N. York, Secretary